UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016 (April 11, 2016)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On April 11, 2016, Net 1 UEPS Technologies, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the “Investors”). Under the Subscription Agreement, the Investors have agreed to purchase, and the Company has agreed to sell, in the aggregate, approximately 9.98 million shares of the Company’s common stock, par value $0.001 per share, at a price of $10.79 per share, for gross proceeds to the Company of approximately $107.7 million. Closing of the transaction is subject to closing conditions.

Policy Agreement

The Company has entered into a Policy Agreement with the Investors (the “Policy Agreement”) that becomes effective on the closing under the Subscription Agreement. The material terms of the Policy Agreement are described below.

Board Rights

For so long as the Investors in aggregate beneficially own shares representing at least 5% of the Company’s common stock, the Investors will have the right to nominate one director to the Company’s board of directors. For so long as the Investors in aggregate beneficially own shares representing at least 2.5% of the Company’s common stock, the Investors will have the right to appoint an observer to the Company’s board of directors at any time when they have not designated, or do not have the right to designate, a director.

Registration Rights

The Company has agreed to grant certain registration rights to the Investors for the resale of their shares of the Company’s common stock, including filing a resale shelf registration statement and taking certain actions to facilitate resales thereunder.

Put Option

Each Investor will have the right, upon the occurrence of specified triggering events, to require the Company to repurchase all of the shares of its common stock purchased by the Investors pursuant to the Subscription Agreement (or upon exercise of their preemptive rights discussed below). Events triggering this put right relate to (1) the Company being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that the Company (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate its business in compliance with anti-money laundering and anti-terrorism laws; or (2) the Company rejecting a bona fide offer to acquire all of its outstanding Common Stock at a time when it has in place or implements a shareholder rights plan, or adopting a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid by the Investors pursuant to the Subscription Agreement (or paid when exercising their preemptive rights) and the volume weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Preemptive Rights

For so long as the Investors hold in aggregate 5% of the outstanding shares of common stock of the Company, each Investor will have the right to purchase its pro-rata share of new issuances of securities by the Company, subject to certain exceptions.

The foregoing descriptions of the Subscription Agreement and the Policy Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.31 and 10.32, respectively, and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The issuance by the Company of shares of common stock to the Investors pursuant to the Subscription Agreement is being made in reliance upon the exemption from registration afforded by Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(b) of Regulation D under the Securities Act as a transaction not involving a public offering. The Investors are accredited investors as defined in Rule 501 of Regulation D under the Securities Act, and are acquiring the shares of the Company’s common stock for investment only and not with a view toward, or for resale in connection with, the public sale or distribution thereof. Furthermore, the shares of the Company’s common stock are not being offered or sold by any form of general solicitation or general advertising.

Item 7.01. Regulation FD Disclosure.

On April 11, 2016, the Company issued a press release announcing the execution of the Subscription Agreement and Policy Agreement described in Item 1.01 above. A copy of the Company’s press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

10.31	Subscription Agreement, dated April 11, 2016, among the Company and the Investors

10.32	Policy Agreement, dated April 11, 2016, among the Company and the Investors

99.1	Press Release, dated April 11, 2016, issued by the Company and the Investors

The information furnished herewith pursuant to Item 7.01 of this current report shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: April 12, 2016	By: /s/ Serge C.P. Belamant
Name: Serge C.P. Belamant
Title: Chief Executive Officer and Chairman of the Board